SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934

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FORUM FUNDS
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Three Canal Plaza
Portland, Maine 04101
 (888) 992-2765
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INFORMATION STATEMENT

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August 1, 2012

    This document is an Information Statement for the shareholders of the Absolute Strategies Fund (the "Fund"), a series of Forum Funds (the "Trust"). The purpose of this Information Statement is to provide you with information regarding the approval of the addition of Madden Asset Management LLC (“Madden”) as a subadviser to the Fund, pursuant to a subadvisory agreement between Absolute Investment Advisers LLC (“Absolute” or the “Adviser”) and Madden (the “Subadvisory Agreement”) effective August 1, 2012.  Under the Subadvisory Agreement, Madden provides subadvisory services to a portion of the Fund's portfolio.

    This Information Statement is intended to be mailed to the shareholders of record of the Fund as of July 5, 2012 (the “Record Date”) on or about August 1, 2012.

    Absolute, located at 18 Shipyard Drive, Suite 3C, Hingham, MA 02043, serves as the investment adviser to the Fund pursuant to an agreement between the Trust and the Adviser (the “Advisory Agreement”).  For the fiscal year ended March 31, 2012, the fee paid to the Adviser under the Advisory Agreement was $57,404,685, which was 1.60% of the average daily net assets of the Fund.  Subject to the supervision of the Adviser and the Trust's Board of Trustees (the “Board”), various asset managers (“Subadvisers”) are currently responsible for the day-to-day portfolio management of the Fund, as further described in the Fund’s prospectus.  The portion of the Fund's portfolio managed by each of the Subadvisers will be determined from time to time by the Adviser in consultation with each of the Subadvisers, subject to capacity constraints.

    The U.S. Securities and Exchange Commission has granted an exemptive order to the Trust and the Adviser that generally permits the Adviser, subject to certain conditions, including approval by the Board, to: (i) select Subadvisers for the Fund; (ii) enter into and materially modify existing advisory agreements between the Adviser and the Subadvisers; and (iii) terminate and/or hire unaffiliated Subadvisers without obtaining approval of the Fund's shareholders.  One of the conditions of the exemptive order is that, within 90 days after the hiring of a new Subadviser without shareholder approval, the Fund must provide an information statement to its shareholders setting forth substantially the information that would be required to be contained in a proxy statement for a meeting of shareholders to vote on the approval of a subadvisory agreement (“Information Statement”). This Information Statement is being provided to you to satisfy this condition of the exemptive relief with respect to the Subadvisory Agreements.

WE ARE NOT ASKING YOU FOR A PROXY AND THIS IS NOT A REQUEST TO SEND US A PROXY.  THIS IS FOR YOUR INFORMATION ONLY. YOU DO NOT NEED TO DO ANYTHING IN RESPONSE TO THIS INFORMATION STATEMENT.

    Shareholders can find additional information about the Fund in the Fund’s most recent annual report dated as of March 31, 2012, and in the Fund’s semi-annual report dated as of September 30, 2012, which will be furnished to shareholders (when available).  The Fund will provide copies of these materials free of charge. Text-only versions of the Fund's annual report and semi-annual report can be viewed online or downloaded from the Fund's website at www.absoluteadvisers.com (when available). Shareholders may request another copy of this Information Statement or the annual report by writing to the Fund at the address above or by calling the telephone number above.

Information about Madden

Madden, 2310 Washington Street, Newton Lower Falls, MA 02462, is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Madden was founded in 2007 and provides investment advisory services for other pooled investment vehicles. The Fund is the only mutual fund for which the Madden provides investment advisory services. As of June 30, 2012, Madden managed approximately $64 million in assets.  Mr. Robert R. Madden is responsible for the day-to-day management of the portion of the Fund's portfolio managed by Madden. Mr. Madden, who has 19 years of investment industry experience, is the founder of Madden.

            No officers or Trustees of the Trust are officers, employees, directors, general partners or shareholders of Madden.  In addition, since April 1, 2011, the beginning of the Fund’s most recently completed fiscal year, no Trustee of the Trust has had, directly or indirectly, a material interest, material transaction or material proposed transaction to which Madden, any parent or subsidiary of Madden, or any subsidiary of a parent of such entities was or is to be a party.

Directors and Officers of Madden

            The following table lists the directors and principal executive officers of Madden.  The address of each individual listed below is c/o Madden Asset Management LLC, 2310 Washington Street, Newton Lower Falls, MA 02462.

            Madden is wholly owned by Mr. Robert R. Madden.

Name	Principal Occupation
Robert R. Madden	Managing Member and Portfolio Manager
Scott E. Madden	Member and Chief Operating Officer
Lisa Giovannelli	Chief Compliance Officer

Other Funds

            Madden provides investment advisory services for Madden Partners LP and does not provide investment advisory services to any other registered investment company.

Madden Subadvisory Arrangement

The Subadvisory Agreement became effective August 1, 2012. The Subadvisory Agreement provides that Madden is responsible for, among other things (i) assisting the Adviser in providing a continuous investment program with respect to a portion of the Fund's portfolio (the "Allocated Assets"), including investment research and management with respect to all securities and investments and cash equivalents in the Allocated Assets; (ii) selecting brokers and dealers through which securities transactions are to be executed; (iii) voting proxies on behalf of the Fund with respect to securities purchased with the Allocated Assets and providing voting information to the Fund and its agents in relation to the Fund's annual proxy voting report filed on Form N-PX; and (iv) maintaining certain records required under the relevant provisions of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Subadvisory Agreement provides that Madden is not liable or responsible for any action taken or omitted, except for liability resulting from Madden’s bad faith, willful misfeasance or gross negligence in the performance of its duties or reckless disregard of such duties. The Subadvisory agreement also provides for Madden’s acknowledgement of its fiduciary duty and that under certain circumstances Madden may be liable under the federal securities laws. The Subadvisory Agreement does not include a waiver or limitation of any rights which the Adviser or the Trust may have under any federal securities laws.

The Subadvisory Agreement will continue in effect for an initial term of two years.  Thereafter, the Subadvisory Agreement will continue in effect only if approved annually by the Board or by the vote of the shareholders of the majority of the outstanding shares of the Fund, and also, in either event, if approved by a majority of the Trustees who are not parties to the Subadvisory Agreement or interested persons of any such party (the “Independent Trustees”). The Subadvisory Agreement is terminable at any time without penalty by the Board, by a majority vote of the Fund's shareholders or, on 60 days' notice, by Madden or the Adviser. Pursuant to the Investment Company Act, the Subadvisory Agreement terminates automatically in the event of its assignment or upon termination of the Fund's investment advisory agreement with the Adviser. The Subadvisory Agreement may be terminated by the Fund if the Board finds that the services being rendered by Madden fail in a material way to provide responsible management to the Fund as reasonably expected by an investment adviser, as defined in the Advisers Act; provided that Madden shall have the opportunity, within ten (10) days of receipt of a written notice describing any such failure and the reasons therefor in reasonable detail, to cure the failure that is the subject of such notice.

Board Considerations

The Board, including the Independent Trustees, approved the Subadvisory Agreement at a meeting of the Trustees held on June 15, 2012.

Nature, Extent and Quality of Services

Based on a presentation from senior representatives of the Adviser and Madden and a discussion of the personnel, operations and financial condition of Madden, the Board considered the quality of services to be provided by Madden under the Subadvisory Agreement. In this regard, the Board considered information regarding the experience, qualifications and professional background of the portfolio managers and other personnel at Madden with principal investment responsibility for the portion of the Fund’s investments to be managed by Madden; the investment philosophy and decision-making processes of those professionals; the capability and integrity of Madden’s senior management and staff;  the quality of Madden’s services with respect to regulatory compliance and compliance with client investment policies and restrictions; and Madden’s representation that the firm is financially stable and able to provide investment advisory services to the Fund.  In addition, the Board took into consideration that Madden currently serves as a Subadviser to the Absolute Opportunities Fund, the services Madden provides to that fund and the Adviser's rationale and recommendation for proposing Madden to serve as a Subadviser to the Fund.

Costs of Services and Profitability

The Board did not consider information regarding the costs of services to be provided and profits to be realized by Madden from its relationship with the Fund, noting instead the arm’s length nature of the relationship between the Adviser and Madden with respect to the negotiation of the advisory fee rate on behalf of the Fund and that the Adviser, and not the Fund, was responsible for paying the sub-advisory fees due under the Subadvisory Agreement.  The Board concluded that Madden’s projected profitability was not a material factor in determining whether or not to approve the Subadvisory Agreement.

Performance

The Board reviewed Madden’s historical performance record. In particular, the Board reviewed the performance of the portion of the Absolute Opportunities Fund managed by Madden in the same style to be employed on behalf of the Fund (“Comparable Fund”). The Board noted that the Comparable Fund total return since inception exceeded that of the S&P Total Return Index during the same period by 35.91%. Based on this review and all of the relevant facts and circumstances, the Board concluded that Madden’s management of its portion of the Fund could benefit the Fund and its shareholders.

Compensation

The Board reviewed Madden’s proposed compensation for providing subadvisory services to the Fund and noted that the addition of Madden would not change the total management fee paid by the Fund because the subadvisory fees are paid by the Adviser and not the Fund.  The Board considered that the total management fees paid by the Fund had been compared to fees paid by other similarly managed mutual funds in connection with the Board’s annual approval of the Advisory Agreement between the Adviser and the Fund on March 16, 2012.  The Board also noted Madden’s representation that the proposed subadvisory fee rate is in line with the fee rates that are charged to Madden’s other advisory relationships.  After considering these matters, the Board concluded that the proposed subadvisory fee rate to be paid to Madden was not excessive in light of the services to be provided to the Fund.

Economies of Scale

The Board considered whether the Fund would benefit from any economies of scale. The Board determined that because the Adviser, and not the Fund, pays the subadvisory fee, shareholders would not benefit from any economies of scale in the form of breakpoints to the subadvisory fee rate.  Based on the foregoing information, the Board concluded that economies of scale were not a material factor in approving the Subadvisory Agreement.

Other Benefits

The Board noted Madden’s representation that it may pay for research and other products and services with "soft" or commission dollars generated from transactions within the Fund.  The Board also noted Madden's representation that research and brokerage services obtained with soft dollars would benefit both the Fund and Madden's other accounts and fall within the safe harbor created by section 28(e) of the Securities Exchange Act of 1934.

Conclusion

The Board did not identify any single factor as being of paramount importance, and different Trustees may have given different weight to different factors.  The Board reviewed a memorandum from Trust counsel discussing the legal standards applicable to its consideration of the Subadvisory Agreement.  Based on its review, including consideration of the factors referenced above, the Board determined, in the exercise of its business judgment, that the overall subadvisory arrangement, as outlined in the Subadvisory Agreement, was fair and reasonable in light of the services to be performed, expenses to be incurred and such other matters as the Board considered relevant in the exercise of its reasonable business judgment.

Fund's Ownership Information

As of the Record Date, there were 360,186,873.279 Institutional Shares and 8,994,591.962 R Shares outstanding of the Fund. As of the Record Date, to the best of the Trust's knowledge, the Trustees and officers of the Trust as a group owned less than 1% of the outstanding shares of beneficial interest of the Fund ("Shares").  The following tables set forth, to the best of the Trust's knowledge, the name, address, number and percentage of Shares of persons that owned beneficially, or of record, more than 5% of the outstanding Shares of the Fund as of the Record Date.

Institutional Shares

Name of Beneficial Owner	Number of Shares	Percentage of Class
Charles Schwab & Co. Inc. Special Custody Account FBO Customers Attn Mutual Funds 101 Montgomery St San Francisco, CA 94104	145,994,746.839	40.55%
National Financial Services For Exclusive Benefit Of Our Customers One World Financial Center 200 Liberty Street New York, NY 10281	77,284,144.798	21.47%
Pershing LLC 1 Pershing Plaza Jersey City, NJ 07399	26,073,569.125	7.24%
Mori Co. C O Commerce Bank 911 Main Street, Suite 201 Kansas City, MO 64105	19,425,222.261	5.40%

R Shares

Name of Beneficial Owner	Number of Shares	Percentage of Class
Charles Schwab & Co. Inc. Special Custody Acct FBO Customers Attn Mutual Funds 101 Montgomery St San Francisco, CA 94104-4122	1,326,408.771	14.76%
Pershing LLC 1 Pershing Plaza Jersey City, NJ 07399-0001	558,034.787	6.21%

Other Service Providers

Foreside Fund Services, LLC, located at Three Canal Plaza, Suite 100, Portland, Maine 04101, is the Fund's principal underwriter. Atlantic Fund Services, Three Canal Plaza, Suite 600, Portland, Maine 04101 is the Fund's administrator.

Affiliated Brokers

For the fiscal year ended March 31, 2012, the Fund placed a portion of its portfolio transactions with Kovitz Securities, LLC (“Kovitz”), a brokerage firm affiliated with a Subadviser to the Fund, Kovitz Investment Group, LLC. The commissions paid to Kovitz were $11,125 for the fiscal year ended March 31, 2012, which was 100% of the Fund’s aggregate brokerage commissions paid to an affiliated broker.

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